SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: April 5, 2007

MSGI SECURITY SOLUTIONS, INC.
(Exact name of Registrant as specified in charter)

Nevada	0-16730	88-0085608
(State or other jurisdiction of	(Commission File No.)	(I.R.S. Employer
incorporation)		Identification No.)

575 Madison Avenue
New York, New York 10022
(Address of Principal Executive Offices)

917-339-7134
(Registrant’s telephone number, including area code)

Item 1.01. Entry into a Material Definitive Agreement

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Item 3.02. Unregistered Sale of Equity Securities.

On April 5, 2007 MSGI Security Solutions, Inc. (“MSGI” or the “Company”) pursuant to a Securities Purchase Agreement between the Company and several institutional investors (the “Investors”) issued $1,000,000 aggregate principal amount of callable convertible notes (the “Notes”) and stock purchase warrants exercisable for 1,500,000 shares of common stock (the “Warrants”) in a private placement for an aggregate offering price of $1,000,000. H.C. Wainwright acted as a placement agent for the offering.

The Notes have a maturity date of April 5, 2010 and will accrue interest at a rate of 6% per annum. Payments under the Notes are not due until the maturity date, however the Investors can convert the principal amount of the Notes into common stock of the Company, provided certain conditions are met, and each conversion is subject to certain volume limitations. The conversion price of the Notes is 75% of the average of the lowest three closing prices of the Company’s common stock for the 20 day period prior to such conversion, with a minimum conversion price of $0.50 per share. The payment obligations under the Notes accelerates if payments under the Notes are not made when due or upon the occurrence of other defaults described in the Notes. The Warrants are immediately exercisable until seven years from the date of issuance. The exercise price of the Warrants is $1.00 per share. The Notes and the Warrant have anti-dilution protections.

The issuance of the Notes and Warrants constituted a private placement and therefore was exempt from registration in accordance with Regulation D of the Securities Act of 1933, as amended.

H.C. Wainwright received a placement fee of $80,000 and 5 year warrants exercisable for 150,000 shares of common stock at an exercise price of $1.00 per share.

A copy of each of the form of Note, the form of Warrant, and the Securities Purchase Agreement, is filed herewith as Exhibits 4.1, 4.2, and 10.1, respectively, and each is incorporated herein by reference. The foregoing description is qualified in its entirety by reference to Exhibits 4.1, 4.2, and 10.1.

Item 9.01. Financial Statements and Exhibits

(a)	N/A

(b)	N/A

(c)	N/A

(d)	4.1. Form of Callable Convertible Note.

4.2. Form of Stock Purchase Warrant.

10.1. Securities Purchase Agreement, dated April 5, 2007, by and among MSGI Security Solutions, Inc. and each of the Purchasers set forth on the signature pages thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MSGI SECURITY SOLUTIONS, INC.

Date: April 11, 2007	By:	/s/ Richard J. Mitchell III
Name: Richard J. Mitchell III, Chief Accounting Officer